As filed with the Securities and Exchange Commission on November 7, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VERSO PAPER CORP.

(Exact name of registrant as specified in its charter)

Delaware	75-3217389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(Address, including zip code, of principal executive offices)

VERSO PAPER CORP.

2008 INCENTIVE AWARD PLAN

(Full title of the plan)

Peter H. Kesser

Vice President, General Counsel and Secretary

Verso Paper Corp.

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(901) 369-4100

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	4,250,000	$1.43; $1.34	$5,696,368	$223.87

(1)	The Verso Paper Corp. 2008 Stock Incentive Award Plan authorizes the issuance of up to a maximum of 4,250,000 shares of common stock of Verso Paper Corp.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price Per Share is based upon (a) the exercise price per share ($1.43) of the outstanding option to purchase 15,200 shares of common stock and (b) for the remaining 4,234,800 shares of common stock, the average of the high and low prices per share of common stock as reported on the New York Stock Exchange on November 6, 2008 ($1.34).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registration Information and Employee Plan Annual Information.

Verso Paper Corp. (the “Company”) will provide copies of all documents which it has incorporated into this Prospectus by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) without charge to each person, including any beneficial owner, to whom the Company has delivered this Prospectus, upon a written or oral request. The Company will also provide copies of this Prospectus, as amended or supplemented from time to time, any other documents (or parts of documents) that constitute part of the Prospectus under Section 10(a) of the Securities Act, or which Rule 428(b) under the Securities Act requires us to deliver, and its Annual Report to Stockholders, without charge to each such person, upon written or oral request. Such persons should direct all requests to:

Corporate Secretary

Verso Paper Corp.

6775 Lenox Center Court

Suite 400

Memphis, Tennessee, 38115

Telephone: (901) 369-4100

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Company’s prospectus dated May 14, 2008, filed in connection with the Company’s Registration Statement on Form S-1 (File No. 333-148201) on December 20, 2007, as amended (the “S-1 Registration Statement”).

B.	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2008, and September 30, 2008.

C.	The Company’s Current Reports on Form 8-K filed on August 7, 2008, November 6, 2008, and November 7, 2008.

D.	The description of the Company’s common stock contained in the S-1 Registration Statement.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Verso Paper Corp. is incorporated under the laws of the state of Delaware.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the company or its stockholders; (2) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (certain unlawful dividend payments or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.

Article SEVENTH of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Company shall indemnify its directors, officers and employees to the fullest extent permitted or required by Section 145 of the Delaware General Corporation Law. Article IX of the Company’s Amended and Restated Bylaws contains a similar indemnification provision. In addition, Article SIXTH of the Certificate of Incorporation eliminates the personal liability of the directors of the Company to the fullest extent permitted under Section 102(b)(7) of the Delaware General Corporation Law.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on November 7, 2008.

VERSO PAPER CORP.

By:	/s/ Michael A. Jackson
Michael A. Jackson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael A. Jackson, Robert P. Mundy and Peter H. Kesser, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements (and amendments thereto) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael A. Jackson Michael A. Jackson	President, Chief Executive Officer and Director (principal executive officer)	November 7, 2008

/s/ Robert P. Mundy Robert P. Mundy	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	November 7, 2008

/s/ Michael E. Ducey Michael E. Ducey	Director	November 7, 2008

/s/ Thomas Gutierrez Thomas Gutierrez	Director	November 7, 2008

/s/ Joshua J. Harris Joshua J. Harris	Director	November 7, 2008

/s/ Scott M. Kleinman Scott M. Kleinman	Director	November 7, 2008

/s/ David W. Oskin David W. Oskin	Director	November 7, 2008

/s/ L.H. Puckett, Jr. L.H. Puckett, Jr.	Director	November 7, 2008

/s/ David B. Sambur David B. Sambur	Director	November 7, 2008

/s/ Jordan C. Zaken Jordan C. Zaken	Director	November 7, 2008

INDEX TO EXHIBITS

Exhibit	Description

4.1	Specimen common stock certificate of Verso Paper Corp. (incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-148201) filed on April 25, 2008).

4.2	Verso Paper Corp. 2008 Incentive Award Plan (incorporated herein by reference to Exhibit 10.25 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-148201) filed on April 25, 2008).

5.1	Opinion of Latham & Watkins LLP, special counsel to Verso Paper Corp.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP, special counsel to Verso Paper Corp. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of the Registration Statement).